Exhibit 10.1

Sonus Networks, Inc.

4 Technology Park Drive, Westford, MA 01886

February 2, 2012

Susan Villare

<By Electronic Delivery>

Dear Susan:

On behalf of Sonus Networks, Inc. (the “Company”), I am pleased to offer you employment on the following terms and conditions.

1.             Position.  You will be employed as Vice President of Financial Planning and Analysis, reporting to me.  As the Company’s organization evolves, this reporting structure may change and you may be assigned such other management duties and responsibilities as the Company may determine, in addition to performing duties and responsibilities currently associated with the position of Vice President of Financial Planning and Analysis.  As a full-time employee of the Company, you will be expected to devote your full business time and energies to the business and affairs of the Company.

2.             Commencement Date/Nature of Relationship.  Your employment shall commence no later than February 27, 2012 (the “Commencement Date”).  No provision of this letter shall be construed to create an express or implied employment contract for a specific period of time.  Employment at Sonus Networks, Inc. is “at will” and either you or the Company may terminate the employment relationship at any time and for any reason or no reason.

3.             Base Compensation.  Your initial base salary (“Base Salary”) will be at the annualized rate of $199,000.00, less applicable state and federal withholdings, paid twice monthly in accordance with the Company’s normal payroll practices.

4.             Target Bonus.   You will be eligible to participate in the Company’s annual cash incentive program, known as TIPS, during each year you are employed by the Company, with a target bonus of 30% of your then-current annual base salary (“Target Bonus”).  For 2012, your Target Bonus will be pro rated.  Specific objectives to achieve your Target Bonus for 2012 will be agreed upon with the CFO within the first thirty (30) days of your employment.  Your annual Target Bonus, if any, shall be paid as soon as practicable following the Company’s public disclosure of its financial results for the applicable bonus year.

5.             Stock Option Grant.   If approved by the Compensation Committee of the Board of Directors (which is scheduled to meet on February 13, 2012), you will be granted non-qualified options to purchase 100,000 shares of common stock, $0.001 par value per share, under the Company’s 2007 Stock Incentive Plan, as amended (the “Plan”), subject to the terms of the Plan and the terms of the Company’s stock option agreement, which shall reflect the terms of this Agreement.  The grant date will be on the earliest 15th day of a month that next follows your Commencement Date or the first business day thereafter if that day is not a business day.  The per share exercise price will be the per share closing price of the Company’s common stock on the grant date.  Subject to the provisions of this Agreement, the options shall vest and become exercisable as follows: (A) 25% of the shares (25,000 shares) shall vest on the first anniversary of the grant date and (B) the remaining 75% of the shares (75,000 shares) shall vest in equal monthly increments thereafter through the fourth anniversary of the grant date.

6.             Restricted Stock Grant.

(a)                                 If approved by the Compensation Committee of the Board of Directors, you will be granted 50,000 restricted shares of the Company’s common stock under the Plan (the “Restricted Shares”), subject to the terms of the Plan and the Company’s restricted stock agreement, which shall reflect the terms of this Agreement. The grant date will be on the earliest 15th day of a month that next follows your Commencement Date or the first business day thereafter if that day is not a business day (the “Restricted Stock Grant Date”).  The Restricted Shares shall vest as follows: (A) 25% of the Restricted Shares (12,500 Restricted Shares) shall vest on the first anniversary of the grant date and (B) 75% of the Restricted Shares (37,500 Restricted Shares) shall vest in six equal increments semi-annually thereafter through the fourth anniversary of the grant date.

(b)                                 You may elect under Section 83(b) of the Internal Revenue Code of 1986, as amended, to be taxed at the time the Restricted Shares are acquired on the Restricted Stock Grant Date (“Section 83(b) Election”).  A Section 83(b) Election, if made, must be filed with the Internal Revenue Service within thirty (30) days of the Restricted Stock Grant Date. You are obligated to pay to the Company the amount of any federal, state, local or other taxes of any kind required by law to be withheld with respect to the granting (if a Section 83(b) Election is made) or vesting (if a Section 83(b) Election is not made) of the shares.  If you do not make a Section 83(b) Election, you shall satisfy such tax withholding obligations by delivery to the Company, on each date on which shares vest, such number of shares that vest on such date as have a fair market value (calculated using the last reported sale price of the common stock of the Company on the NASDAQ Global Select Market on the trading date immediately prior to such vesting date) equal to the amount of the Company’s withholding obligation; provided, however, that the total tax withholding cannot exceed the Company’s minimum statutory withholding obligations (based on minimum statutory withholding rates for federal and state tax purposes, including payroll taxes, that are applicable to such supplemental taxable income).  Such delivery of shares to the Company shall be deemed to happen automatically, without any action required on your part, and the Company is hereby authorized to take such actions as are necessary to effect such delivery of shares to the Company.

7.             Employment Eligibility.  In compliance with the Immigration Reform and Control Act of 1986, you are required to establish your identity and employment eligibility.  Therefore, on your first day of employment you will be required to fill out an Employment Verification Form and present documents in accordance with this form.

8.             Benefits.  You will be entitled as an employee of the Company to receive such benefits as are generally provided its employees in accordance with Company policy as in effect from time to time. Company benefits include group health, life and dental insurance, and liberal holidays, vacation and 401K programs. All employees begin accruing three (3) weeks of vacation upon date of hire in accordance with Company policy.  The Company is committed to providing a healthy work environment for every employee.  Therefore, we provide a smoke free environment and require all employees to comply.  The Company retains the right to change, add or cease any particular benefit.

9.             Confidentiality.     The Company considers the protection of its confidential information, proprietary materials and goodwill to be very important.  Therefore, as a condition of your employment and the stock option and restricted stock grants described above, you and the Company will become parties to a Noncompetition and Confidentiality Agreement.  Two copies of this agreement are sent with this offer letter.  Both copies must be signed and returned to the Company prior to the Commencement Date.

10.          Termination and Eligibility for Severance. Upon any termination of your employment (the “Date of Termination”), you will be paid (i) any and all earned and unpaid portion your Base Salary through the Date of Termination; (ii) any accrued but unused vacation pay owed to you in accordance with Company practices up to and including the Date of Termination; and (iii) any allowable and unreimbursed business expenses incurred through the Date of Termination that are supported by appropriate documentation in accordance with the Company’s policies.  Hereafter, items (i) through (iii) in this Section 10 are referred to as “Accrued Benefits.”  If you terminate your employment for any reason, or if the Company terminates your employment for Cause (as defined below), you will be entitled to receive only the Accrued Benefits.

If the Company terminates your employment without Cause (as defined below), and subject to the additional conditions of this Agreement, the Company will provide you the following severance and related post-termination benefits:

(a)                                 The Company will continue to pay your then-current Base Salary, less applicable state and federal withholdings, in accordance with the Company’s usual payroll practices, for a period of six (6) months following the Date of Termination;

(b)                                 The Company will pay your then-current annual Target Bonus at 50% of target, less applicable state and federal withholdings, with such bonus to be paid at the same time and in the same form as the Target Bonus otherwise would be paid;

(c)                                  The Company will continue to pay the Company’s share of medical, dental and vision insurance premiums for you and your dependents between the Date of Termination and the earlier of (i) the date you accept other employment that provides you with commensurate insurance coverage; and (ii) the six (6) month anniversary of the Date of Termination; provided, that if immediately prior to the termination of your employment you were required to contribute towards the cost of such premiums as a condition of receiving such insurance, you may be required to continue contributing towards the cost of such premiums under the same terms and conditions as applied to you and your dependents immediately prior to the termination of your employment in order to receive such continued insurance coverage;

(d)                                 Any stock options granted to you by the Company to purchase the Company’s common stock that are unvested as of the Date of Termination and would have vested in the six (6) month period immediately following the Date of Termination will accelerate and immediately vest and become exercisable upon termination, and your stock options that are or become vested will remain outstanding and exercisable for the shorter of three (3) years following the Date of Termination or the original remaining life of the options; and

(e)                                  Any Restricted Shares granted to you by the Company that are unvested as of the termination date and that would vest during the six (6) months following your termination will accelerate and immediately vest upon termination and such shares will be freely marketable.

The Company’s provision of the benefits described in Sections 10(a), (b), (c), (d) and (e) above shall be conditioned upon (y) your executing and delivering to the Company a release of all claims of any kind or nature in favor of the Company in a form acceptable to the Company (the “Release Agreement”), and on such Release Agreement becoming effective as a matter of law; and (z) your compliance with the covenants in your Noncompetition and Confidentiality Agreement.  The payments described in Section 10(a) above shall commence on first regular payroll date after the eighth (8th) day following your delivery of the executed Release Agreement to the Company, provided that you have not revoked the Release Agreement. The Company shall have no further obligation to you in the event your employment with the Company terminates at any time, other than those obligations specifically set forth in this Section 10.

The Company may terminate your employment at any time with or without Cause by written notice to you specifying the Date of Termination.  If you wish to terminate your employment for any reason, you agree to provide written notice to the Company at least thirty (30) days prior to the Date of Termination.

“Cause” as used in this Agreement means the occurrence of any of the following: (i) your indictment for, formal admission to (including a plea of guilty or nolo contendere to), or conviction of, a felony, a crime of moral turpitude, dishonesty, breach of trust or unethical business conduct, or any crime involving the Company, (ii) gross negligence or willful misconduct by you in the performance of your duties that is likely to have an adverse effect on the Company or its reputation; (iii) your commission of an act of fraud or dishonesty in the performance of your duties; (iv) repeated failure by you to perform your duties which are reasonably and in good faith requested in writing by your manager, the Chief Executive Officer or the Board of Directors of the Company; or (v) material breach of this Agreement by you, which you do not cure within ten (10) days following receipt by you of such written notice notifying you of such breach, or (vi) breach by you of any obligation under your Noncompetition and Confidentiality Agreement with the Company.

11.          Tax Implications of Termination Payments. Subject to this Section 11, any payments or benefits required to be provided under Section 10 shall be provided only after the date of your “separation from service” with the Company as defined under Section 409A of the U.S. Internal Revenue Code of 1986, as amended, and the guidance issued thereunder (“Section 409A”). The following rules shall apply with respect to distribution of the payments and benefits, if any, to be provided to you under Section 10:

(a)                                 It is intended that each installment of the payments and benefits provided under Section 10 shall be treated as a separate “payment” for purposes of Section 409A.  Neither the Company nor you shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A.

(b)                                 If, as of the date of your “separation from service” with the Company, you are not a “specified employee” (each within the meaning of Section 409A), then each installment of the payments and benefits shall be made on the dates and terms set forth in Section 10; and

(c)                                  If, as of the date of your “separation from service” with the Company, you are a “specified employee” (each, for purposes of this Agreement, within the meaning of Section 409A), then:

(i)                                   Each installment of the payments and benefits due under Section 10 that, in accordance with the dates and terms set forth herein, will in all circumstances, regardless of when the separation from service occurs, be paid within the short term deferral period (as defined for the purposes of Section 409A) shall be treated as a short-term deferral within the meaning of Treasury Regulation

Section 1.409A-l(b)(4) to the maximum extent permissible under Section 409A; and

(ii)                                Each installment of the payments and benefits due under Section 10 that is not paid within the short-term deferral period or otherwise cannot be treated as a short-term deferral within the meaning of Treasury Regulation Section 1.409A-1(b)(4) and that would, absent this subsection, be paid within the six-month period following your “separation from service” with the Company shall not be paid until the date that is six months and one day after such separation from service (or, if earlier, upon your death), with any such installments that are required to be delayed being accumulated during the six-month period and paid in a lump sum on the date that is six months and one day following your separation from service and any subsequent installments, if any, being paid in accordance with the dates and terms set forth herein; provided, however, that the preceding provisions of this sentence shall not apply to any installment of payments if and to the maximum extent that that such installment is deemed to be paid under a separation pay plan that does not provide for a deferral of compensation by reason of the application of Treasury Regulation 1.409A-1(b)(9)(iii) (relating to separation pay upon an involuntary separation from service).  Any installments that qualify for the exception under Treasury Regulation Section 1.409A-l (b)(9)(iii) must be paid no later than the last day of the second taxable year following the taxable year in which your separation from service occurs.

12.          Section 409A of the Code.  This Agreement is intended to comply with the provisions of Section 409A and this Agreement shall, to the extent practicable, be construed in accordance therewith.  Terms used in this Agreement shall have the meanings given such terms under Section 409A if and to the extent required in order to comply with Section 409A.  Notwithstanding the foregoing, to the extent that this Agreement or any payment or benefit hereunder shall be deemed not to comply with Section 409A, then neither the Company, the Board of Directors nor its or their designees or agents shall be liable to you or any other person for any actions, decisions or determinations made in good faith.

13.          Other Agreements.  You represent and warrant to the Company that you are not bound by any agreement with a previous employer or other party which you would in any way violate by accepting employment with the Company or performing your duties as an employee of the Company.  You further represent and warrant that, in the performance of your duties with the Company, you will not utilize or disclose any confidential information in breach of an agreement with a previous employer or any other party.

14.          Assignment. This Agreement is personal in nature and neither of the parties hereto shall, without the written consent of the other, assign or otherwise transfer this Agreement or its obligations, duties and rights under this Agreement; provided, however, that in the event of the merger, consolidation, transfer or sale of all or substantially all of the assets of the Company, this Agreement shall, subject to the provisions hereof, be binding upon and inure to the benefit of such successor and such successor shall discharge and perform all of the promises, covenants, duties and obligations of the Company hereunder.

15.          General.

(a)                                 Entire Agreement; Modification.  This Agreement along with the other agreements and Plan referenced herein contain the entire agreement of the parties relating to the subject matter hereof, and the parties hereto have made no agreements, representations or warranties relating to the subject matter of this Agreement that are not set forth otherwise herein (or in the other documents referenced herein).  This Agreement, along with the other agreements and Plans referenced herein, supersede any and all prior agreements, written or oral, between you and the Company.  No modification of this Agreement shall be valid unless made in writing and signed by the parties hereto.

(b)                                 Severable Provisions.  The provisions of this Agreement are severable and if any one or more provisions may be determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions of this Agreement shall nevertheless be binding and enforceable.  Notwithstanding the foregoing, if there are any conflicts between the terms of this Agreement and the terms of any Plan document referred to in this Agreement, then the terms of this Agreement shall govern and control.  Except as modified hereby, this Agreement shall remain unmodified and in full force and effect.

(c)                                  Governing Law.  This Agreement shall be governed by and interpreted in accordance with the laws of the Commonwealth of Massachusetts, without regard to the conflict of laws provisions hereof.

(d)                                 Notices.  All notices shall be in writing and shall be delivered personally (including by courier), sent by facsimile transmission (with appropriate documented receipt thereof), by overnight receipted courier service (such as UPS or Federal Express) or sent by certified, registered or express mail, postage prepaid, to the Company at the following address: General Counsel, Sonus Networks, Inc., 4 Technology Park Drive, Westford, MA 01886, and to you at the most current address we have in your employment file.  Any such notice shall be deemed given when so delivered personally, or if sent by facsimile transmission, when transmitted, or, if by certified, registered or express mail, postage prepaid mailed, forty-eight (48) hours after the date of deposit in the mail.  Any party may, by notice given in accordance with this paragraph to the other party, designate another address or person for receipt of notices hereunder.

(e)                                  Counterparts.  This Agreement may be executed in more than one counterpart, each of which shall be deemed to be an original, and all such counterparts together shall constitute one and the same instrument.

You may accept this offer of employment and the terms and conditions thereof by confirming your acceptance in writing by February 14, 2012.  Please send your signed letter to me at kharris@sonusnet.com.  We are enthusiastic about you joining us, and believe that our technical and business goals will provide every opportunity for you to achieve your personal and professional objectives.

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I am looking forward to your joining the team to help us take Sonus to the next level.

Very truly yours,

/s/ Maurice Castonguay
Maurice Castonguay
Senior Vice President and Chief Financial Officer

Accepted by:

/s/ Susan Villare	February 3, 2012
Susan Villare	Date